Exhibit 4.26
ALION DIRECTOR DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008

ALION DIRECTOR DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008
ARTICLE I
PURPOSE
The purpose of this Plan is to permit non-employee Members of the Board of Alion, a Delaware corporation, to defer receipt of Director’s Fees (as defined herein). This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
ARTICLE II
DEFINITIONS
For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
2.1. “Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the Deferral Account balance. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
2.2. “Administrator” shall mean the Committee or such other person or persons appointed by the Committee to be responsible for the daily operations of the Plan. Upon a Change in Control, the Administrator shall be determined pursuant to Section 9.2 of the Plan.
2.3. “Affiliate” shall mean an entity which is a member of a “controlled group” of corporations with the Company under Code Section 414(b) or a trade or business under common control with the Company under Code Section 414(c); provided, however, that in applying Code Sections 1563(a)(1), (2) or (3) and for the purposes of Code Section 414(b), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of Code Section 414(c), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears. In addition, to the extent the Committee determines that legitimate business criteria exist to use a reduced ownership percentage to determine whether an entity is an Affiliate for purposes of determining whether a Termination of Service has occurred, the Committee may designate an entity that would meet the definition of “Affiliate” by substituting “20 percent” in place of “50 percent” in the preceding sentence as an Affiliate. Such designation shall be made by December 31, 2007 or, if later, at the time a 20 percent or more ownership interest in such entity is acquired.
2.4. “Annual Deferral Amount” shall mean that portion of a Participant’s Annual Director’s Fees and SAR or Phantom Stock Payment that a Participant elects to defer in accordance with Article IV, for any one Plan Year. In the event of a Participant’s retirement, Disability, death or a Termination of Service prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.
2.5. “Annual Director’s Fees” means any compensation, whether for Board meetings or as retainer fees or otherwise, earned by a Member for services rendered as a Member during a particular Plan Year in which he or she has elected to be a Participant.
2.6. “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article VII, that are entitled to receive benefits under this Plan upon the death of a Participant.
2.7. “Beneficiary Designation Form” shall mean the form established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to designate one or more Beneficiaries.

2.8. “Board” shall mean the Board of Directors of the Company.
2.9. “Change in Control” shall mean and shall be deemed to have occurred as of the date of the first to occur of the following events:
(a) any Person or Group acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of the Company. However, if any Person or Group is considered to own more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control of the Company. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;
(b) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company;
(c) a majority of members of the Company’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or
(d) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to:
(i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii) An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(iii) A Person or Group that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or
(iv) An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.
For these purposes, the term “Person” shall mean an individual, corporation, association, joint-stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof (other than an employee benefit trust established or maintained for the benefit of employees of the Company). The term “Group” shall have the meaning set forth in Rule 13d-5 of the Securities Exchange Commission (“SEC”), modified to the extent necessary to comply with Treasury Regulation Section 1.409A-3(i)(5), or any successor thereto in effect at the time a determination of whether a Change in Control has occurred is being made. If any one Person, or Persons acting as a Group, is considered to effectively control the Company as described in subsections (b) or (c) above, the acquisition of additional control by the same Person or Persons is not considered to cause a Change in Control.

2.10. “Claimant” shall have the meaning set forth in Section 11.1.
2.11. “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
2.12. “Committee” shall mean the committee described in Article IX.
2.13. “Company” shall mean Alion, Inc., a Delaware corporation and any successor to such corporation that adopts the Plan.
2.14. “Deferral Account” shall mean (a) the sum of all of a Participant’s Subaccounts and any portion of the Account Balance to be paid in respect of the Participant’s Termination of Service, plus (b) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account. The Deferral Account, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
2.15. “Election Form” shall mean the form established by the Administrator that a Participant completes, signs and returns to the Administrator to make his or her deferral election under the Plan.
2.16. “Employer” shall mean the Company and any Affiliate that, with the consent of the Company, elects to participate in the Plan and any successor entity that adopts the Plan. If any such entity withdraws, is excluded from participation in the Plan or terminates its participation in the Plan, such entity shall thereupon cease to be an Employer.
2.17. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
2.18. “Fair Market Value” on any given date means the value of one share of Common Stock as determined by the Committee in its sole discretion, based upon the most recent valuation of the Company’s Common Stock made by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied.
2.19. “Hardship” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or the spouse, dependent (as defined in Code Section 152(a)) or Beneficiary of the Participant, (b) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, or the need to pay for the funeral expenses of a spouse or a dependent may also constitute a Hardship event. The Administrator shall determine whether the circumstances presented by the Participant constitute an unanticipated emergency. Such circumstances and the Administrator’s determination will depend on the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of his elective deferrals under this Plan or a similar deferred compensation plan for the remainder of the Plan Year.
2.20. “Member” shall mean, for any Plan Year, any individual who is determined by the Committee to be a member of the Employer’s Board.

2.21. “Participant” shall mean each Member who elects to participate in the Plan by signing and returning an Election Form in a manner acceptable to the Administrator, who actually commences participation in the Plan, and whose participation has not terminated.
2.22. “Plan” shall mean the Alion Director Deferred Compensation Plan, which shall be evidenced by this instrument, as may be amended from time to time.
2.23. “Plan Year” shall mean calendar year; provided however, that for periods before January 1, 2006, the Plan Year shall mean the twelve-month period commencing each October 1 and ending on September 30, and the period from October 1, 2005 to December 31, 2005.
2.24. “Phantom Stock Payment” shall mean an amount paid to a Member upon the surrender of a Phantom Stock Award under the Alion Science and Technology Board of Directors Phantom Stock Plan, as amended from time to time.
2.25. “SAR” shall mean an award granted to a Member pursuant to the terms of the Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan, as amended from time to time.
2.26. “SAR Payment” shall mean an amount paid to a Member upon his exercise or payment of an SAR.
2.27. “Scheduled Distribution” shall mean a distribution from a Participant’s Scheduled Distribution Subaccount in accordance with Section 5.1.
2.28. “Scheduled Distribution Subaccount” or “Subaccount” shall mean the separate subaccounts under the Deferral Account that are established and maintained for each Participant. Such subaccounts shall reflect (a) the amount deferred pursuant to the Participant’s Election Form for each deferral election; (b) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Subaccount, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Subaccount. In the event that two or more Subaccounts reflect amounts deferred that are to be paid at the same time, such Subaccounts may be aggregated into a single Subaccount.
2.29. “Termination of Service” shall mean termination of the Participant’s status as a Director of the Company and, if the Director is otherwise an independent contractor of the Company, complete and good-faith termination of any such contractual relationship. If the Director is also an employee of the Company or any Affiliate (as such term is defined in the Alion Executive Deferred Compensation Plan), the services provided as an employee are not taken into account in determining whether the Director has incurred a Termination of Service hereunder to the extent this Plan is not aggregated for purposes of Treasury Regulation Section 1.409-1(h)(5) with any deferred compensation plan in which he or she participates as an employee.
2.30. “Trust” shall mean one or more trusts established, effective as of January 1, 2003 between the Company and the trustee named therein, as amended from time to time.
ARTICLE III
SELECTION, ENROLLMENT AND ELIGIBILITY
3.1. Enrollment Requirements. As a condition to participation, each Member shall complete, execute and return to the Administrator an Election Form. The Administrator shall establish from time to time such enrollment requirements as it determines in its sole discretion are necessary.
3.2. Eligibility; Commencement of Participation. An eligible Member shall commence participation in the Plan on the first day of the month following the month in which the Member completes all enrollment requirements, provided that the Member is then an eligible Member.

3.3. Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant (a) no longer qualifies as a Member, or (b) is or would be a “Disqualified Person” (within the meaning of Sections 409(p)(4) and 4979A of the Code) for any period during which the Company maintains an employee stock ownership plan, the Committee shall have the right, in its sole discretion, to terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s status changes, to the extent permitted under Code Section 409A, and prevent the Participant from making future deferral elections.
ARTICLE IV
DEFERRAL ELECTIONS/CREDITING/TAXES
4.1. Deferrals. For each Plan Year, a Participant may elect to defer his or her Annual Director’s Fees and/or SAR or Phantom Stock Payments in the following percentages:

Deferral	Minimum Amount

Annual Director’s Fees	0% to 100%, in 1% increments

SAR or Phantom Stock Payments	0% or 100%
If no election is made, the amount deferred shall be zero.
4.2. Election to Defer; Effect of Election Form.
(a) Annual Election Forms. A Participant’s Election Form shall be effective only for the Plan Year that will be listed on the Election Form. The Administrator shall maintain an open enrollment period preceding each Plan Year in order to allow Participants to submit Election Forms. An Election Form shall become irrevocable as of the last day for filing such election as described below.
(b) Timing of Election to Defer Annual Director’s Fees. To be effective for any Plan Year, an Election Form to defer a percentage of Annual Director’s Fees must be received by the Administrator no later than December 31 of the Plan Year preceding the year in which the Annual Director’s Fees are earned. No deferral was permitted for the Plan Year commencing October 1, 2005 and ending December 31, 2005.
(c) New Members. If an individual first becomes eligible to participate in the Plan as a result of his or her election to the Board of Directors during the Plan Year, the individual may submit an Election Form to defer a percentage of Annual Director’s Fees for the Plan Year in which he or she first becomes a Participant by filing such the Election Form with the Administrator within thirty (30) days after he or she first becomes eligible to participate in the Plan; provided, however, that the Election Form shall apply only to Annual Director’s Fees earned subsequent to the date of such election.
(d) SAR and Phantom Stock Awards. A Participant may elect to defer receipt of all of any SAR or Phantom Stock Award, as provided in the Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan or the Alion Science and Technology Corporation Board of Directors Phantom Stock Plan, as applicable. A Participant’s election must be made at least twelve months prior to the date that the applicable SAR or Phantom Stock Award would otherwise be paid under the terms of the respective plan; provided, however, that an election to defer the receipt of a payment that would, absent such a deferral election, be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) must be made as of a date that is at least one year prior to the date such payment ceases to be subject to a substantial risk of forfeiture. Such deferrals shall be considered “redeferrals” under Treasury Regulation Section 1.409A-2(b) with respect to an applicable distribution event, and, as such, shall result in further deferral of the payment with respect to such distribution event for a minimum of five years.

(e) Timing and Method of Distribution. The Participant’s election shall, to the extent applicable, specify the Scheduled Distribution Subaccount or Subaccounts into which all or a portion of such Annual Deferral Amounts will be directed, as described in Section 5.1; and the payment commencement date and method of distribution to apply to benefits distributable upon the Participant’s Termination of Service as described in Sections 5.2 and 5.3.
4.3. Withholding of Annual Deferral Amounts. For each Plan Year, the Annual Director’s Fees and SAR or Phantom Stock Payment portions of the Annual Deferral Amount shall be withheld at the time the Annual Director’s Fees and/or SAR or Phantom Stock Payments are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.
4.4. Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Administrator, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:
(a) Election of Measurement Funds for Deferral Account. A Participant, in connection with his or her initial deferral election in accordance with Section 4.2 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 4.4(c) below) to be used to determine the additional amounts to be credited to his or her Deferral Account when the Participant commences participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the business day that follows the Participant’s commencement of participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, the Participant may (but is not required to) elect, by submitting an Election Form to the Administrator that is accepted by the Administrator, to reallocate among the available Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Deferral Account, or to change the portion of his or her Deferral Account allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as soon as administratively possible and shall continue thereafter for each subsequent business day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.
(b) Proportionate Allocation. In making any deferral election under the Plan, the Participant shall specify on the Election Form, in increments of one percentage point (1%), the percentage of his or her Deferral Account to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Deferral Account).
(c) Measurement Funds. The Participant may elect one or more measurement funds (the “Measurement Funds”) for the purpose of crediting additional amounts to his or her Deferral Account. The Committee shall, in its sole discretion, select, discontinue, substitute or add a Measurement Fund at any time.
(d) Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. Each Participant’s Account balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant for the Deferral Account, as determined by the Committee in its sole discretion, as though (i) a Participant’s Account Balance were invested in the selected or required Measurement Fund(s) in the percentages applicable to such business day, as of the close of business on the business day, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred as of the business day were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such business day, as soon as administratively possible after the day on which such amounts are actually deferred from the Participant’s Director’s Fees; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such business day, as soon as administratively possible.

(e) No Actual Investment. Notwithstanding any other provision of this Plan to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Employer or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the Employer.
ARTICLE V
DISTRIBUTIONS
5.1. Scheduled Distributions. A Participant may elect to receive a Scheduled Distribution with respect to an Annual Deferral Amount at the time he or she files the applicable deferral election under Section 4.2. A Participant may elect in accordance with Section 4.2(e) to direct all or a portion of his or her Annual Deferral Amounts for the Plan Year into one (or, if permitted by the Administrator, more than one) Subaccount(s), provided that any such Subaccount has a scheduled distribution date which is not earlier than twelve (12) months after the end of the Plan Year to which the Annual Deferral Amount relates; provided, however, that a Sub-Account to which any SAR or Phantom Stock Award is deferred shall have a Scheduled Distribution date that is not less than five years after the date such Award would otherwise have been paid. The Administrator may establish uniform and nondiscriminatory rules and procedures governing Scheduled Distribution Subaccounts, including establishing limitations on the number of Subaccounts available to Participants for any Plan Year or in the aggregate, and the minimum length of deferral to be provided under any newly-established Subaccount, as the Administrator deems appropriate.
To the extent permitted by the Administrator at the time of election, such election may designate whether the elected Scheduled Distribution will be paid as a result of the Participant’s intervening retirement, death, Disability or Termination of Service, or alternatively will continue to apply notwithstanding such intervening event. Except as otherwise elected by a Participant under the preceding sentence, an election of a Scheduled Distribution shall automatically terminate upon the Participant’s retirement, death, Disability or Termination of Service, at which time the provisions of Sections 5.2, 5.3 and 5.4 shall govern distribution of the Participant’s Deferral Account.
A Participant may, with the consent of the Administrator and to the extent permitted under Code Section 409A and regulations thereunder, elect to (a) revoke a Scheduled Distribution (provided that the Participant’s Scheduled Distribution election would otherwise automatically terminate upon the Participant’s Termination of Service for any reason), in which case the balance of the applicable Subaccount will be restored to the Participant’s Deferral Account, or (b) extend to a later date the date permitted under Section 5.4 on which a Scheduled Distribution will occur, in which case the applicable Subaccount will be redesignated (and merged with another existing Subaccount having the same designated distribution date). A Participant may make an election under the preceding sentence by filing a new election prior to his or her Termination of Service at such time and in such form as the Administrator shall designate. Any election to revoke or extend the date of a Scheduled Distribution shall not take effect until at least twelve months after the date on which it is made and must provide for a deferred distribution date not earlier than five years after the date such Scheduled Distribution was otherwise scheduled to be made and not later than the date set forth in Section 5.4. A Scheduled Distribution may be made in a single lump sum payment or in installments over two to eleven years (as described in Section 5.3(a) or 5.3(b), respectively).

5.2. Retirement, Death, Disability or Other Termination of Service.
(a) Initial Distribution Election. A Participant who has incurred a Termination of Service, whether by reason of retirement, voluntary or involuntary termination, death or Disability (each a “Distribution Event”), shall receive distribution of his or her Deferral Account (other than a Scheduled Distribution Subaccount having a Scheduled Distribution date prior to the date of Termination of Service or a Scheduled Distribution Subaccount subject to a later Scheduled Distribution date with respect to which the Participant has elected under Section 5.1 that no intervening Distribution Event shall apply) in a single lump sum payment as soon as practicable but in any event within ninety (90) days following such Termination of Service. Notwithstanding the foregoing, the Administrator may permit a Participant to elect a later payment commencement date permitted under Section 5.4, or an alternate method of distribution permitted under Section 5.3, by filing a written request with the Administrator at the time the Participant files an initial deferral election under Section 4.2. To the extent permitted under rules established by the Administrator at the time of election, such an election may separately specify different times or available methods of payment for different Distribution Events.
(b) Changes in Distribution Election. The Administrator may permit a Participant to defer the commencement of his or her distribution to a date permitted under Section 5.4, or select an alternative method of distribution permitted under Section 5.3, after the initial deferral election by filing a written request with the Administrator. Such a change election shall not take effect until at least twelve months after the date on which it is made and shall be effective only if: (a) the election is filed with the Administrator before the Participant’s Termination of Service; (b) the election does not accelerate the timing or payment schedule of any distribution; (c) the payment commencement date in the change election is not less than five years after the date the distribution would otherwise have commenced for the Distribution Event without regard to such election; and (d) the Administrator approves such election. Except as otherwise provided in Section 5.5, a Participant’s distribution election shall become irrevocable upon the Participant’s Termination of Service.
(c) Death. If a Participant dies before distribution of his or her Deferral Account has commenced, except to the extent the Participant has elected otherwise in accordance with 4.2 as permitted by the Administrator, the Participant’s benefit under the Plan shall be paid to his or her Beneficiary in a single lump sum payment as soon as practicable following the Participant’s death.
(d) Distribution Event. Whether a Participant has incurred a Distribution Event shall be determined by the Administrator in a manner consistent with the requirements of Section 409A and regulations thereunder.
5.3. Method of Payment.
(a) Lump Sum Payment. Distribution of a Participant’s Deferral Account pursuant to Section 5.1, 5.2 or 6.1, shall be made in a cash lump sum unless the Participant elects otherwise.
(b) Installment Distribution. A Participant requesting distribution of a Deferral Account pursuant to Section 5.2 may, with the approval of the Administrator, receive distribution in periodic payments in lieu of a lump sum. Periodic payments shall be paid on an annual, quarterly or monthly basis, as elected by the Participant with the consent of the Administrator, over a period that does not exceed eleven (11) years. Each installment payment shall be determined by dividing the Participant’s then-current Account balance by the number of payments remaining to be paid. The Administrator may establish uniform and nondiscriminatory rules and procedures governing the payment of installment distributions, including the maximum period over which installment distributions shall be made and the minimum amount which must be distributed in each installment, as the Administrator deems appropriate.

(c) Death of Participant or Beneficiary During Installment Distribution Period. If a Participant who has elected installment payments under Section 5.3(b) dies after payments have commenced but before all amounts held in the Deferral Account have been distributed, then to the extent permitted by the Administrator at the time of the Participant’s deferral election, the remaining Deferral Account balance shall be paid to the Beneficiary or Beneficiaries designated by the Participant over the then remaining installment period, or if the Participant has so elected, in a single lump sum payment as soon as practicable following the Participant’s death. If the designated Beneficiary dies after the Participant but before all amounts held in the Deferral Account have been distributed, the then remaining balance in the Participant’s Deferral Account shall be distributed in a lump sum payment to the Beneficiary’s estate as provided in Section 5.3(a) (except to the extent that the Participant has designated one or more contingent Beneficiaries) as soon as practicable after the Beneficiary’s death.
5.4. Payment Commencement Date. A Participant may not elect a distribution date later than (a) April 1 of the calendar year after the year in which the Participant attains age 70 1/2, or (b) five years after the Participant’s Termination of Service, if later.
5.5. Transition Rule Election. Pursuant to Internal Revenue Service Notice 2005-1, Q&A-19(c), as extended by Notice of Proposed Rulemaking REG-158080-04, a Participant who has not incurred a Termination of Service may, prior to December 31, 2007, modify or make new elections regarding distribution of his or her Deferral Account(s) under Sections 5.1 through 5.3 at such time and in such form as the Administrator shall designate; provided, however, that no such distribution election may affect payments that the Participant would otherwise receive in 2007 or cause payments to be made in 2007.
5.6. Acceleration of Payment Date. Notwithstanding the foregoing, the distribution of benefits hereunder may be accelerated, with the consent of the Committee, under the following circumstances:
(a) Compliance with Domestic Relations Order: To permit payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B));
(b) Conflicts of Interest: To permit payment as necessary to comply with the provisions of a Federal government ethics agreement or to avoid violation of applicable Federal, state, local or foreign ethics law or conflicts of interest law;
(c) Section 409(p): To prevent the occurrence of a nonallocation year (within the meaning of Code Section 409(p)(3)) in the plan year of an employee stock ownership plan next following the Plan Year in which such payment is made, provided that the amount distributed may not exceed 125% of the minimum amount of distribution necessary to avoid the occurrence of a nonallocation year; or
(d) Tax Event: Upon a good faith, reasonable determination by the Committee, and upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A and regulations thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.
5.7. Delay of Payments. If the Committee reasonably determines that the making of any payment required under the Plan at the date specified in the Plan would jeopardize the ability of the Company to continue as a going concern, the payment will be treated as made upon the date specified under the Plan if the payment is made during the first taxable year of the Company in which the making of the payment would not have such effect. In addition, a payment otherwise required to be made under the terms of the Plan may be delayed solely to the extent necessary under the following circumstances, provided that payment is made as soon as possible within the first taxable year of the Participant after the reason for delay no longer applies:
(a) Payments Subject to the Code Section 162(m): The Company reasonably anticipates that such payment would not be deductible under Code Section 162(m);
(b) Violation of Law: The Administrator reasonably determines that making the payment will violate Federal securities or other applicable laws; or
(c) Other Permitted Event: Upon such other events and conditions as the Commissioner of Internal Revenue shall prescribe in generally applicable guidance.

ARTICLE VI
HARDSHIP
6.1. Withdrawal for Hardship. If a Participant experiences a Hardship, and distributions have not yet commenced under Article V, the Participant may petition the Administrator to receive a distribution of all or part of his or her Account balance. The Administrator may rely on the Participant’s representation that the Hardship cannot be alleviated by the means described in the last sentence of Section 2.19. The distribution shall not exceed the lesser of the Participant’s Account Balance or the amount reasonably needed to satisfy the Hardship, which amount may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. The determinations of the amount reasonably necessary to satisfy the Hardship will take into account any additional compensation that becomes available to the Participant as a result of cancellation of a deferral election. If, subject to the sole discretion of the Administrator, the Hardship distribution is approved, such distribution shall be made within 60 days of the date of approval. If a Participant receives a distribution on account of Hardship, he or she shall be prohibited from making deferrals to the Plan for the remainder of the Plan Year.
ARTICLE VII
BENEFICIARY DESIGNATION
7.1. Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other plan of an Employer in which the Participant participates.
7.2. Beneficiary Designation and Change of Beneficiary. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form and returning it to the Administrator or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Administrator prior to his or her death.
7.3. Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Administrator or its designated agent.
7.4. No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her estate.
7.5. Doubt as to Beneficiary. If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until this matter is resolved to the Administrator’s satisfaction.
7.6. Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employer, Administrator and the Committee from all further obligations under this Plan with respect to the Participant and or her Beneficiary(ies), and that Participant’s participation in the Plan shall terminate upon such full payment of benefits.

ARTICLE VIII
TERMINATION, AMENDMENT OR MODIFICATION
8.1. Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Members, by action of the Board. Upon termination of the Plan, the Board may elect to (a) pay benefits hereunder as they become due as if the Plan had not terminated or (b) to extent permitted by Code Section 409A and regulations thereunder, direct that all payments remaining to be made under the Plan be made in a single lump sum to Participants (or their Beneficiaries).
8.2. Amendment. The Company may, at any time, amend or modify the Plan in whole or in part with respect to an Employer by the action of the Board; provided, however, that: (a) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Service as of the effective date of the amendment or modification; and (b) no amendment or modification of this Section 8.2 or Section 9.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification. Notwithstanding the foregoing, the Board may amend the Plan as necessary to cause the Plan to comply with Code Section 409A.
ARTICLE IX
ADMINISTRATION
9.1. Committee Duties. Except as otherwise provided in this Article IX, this Plan shall be administered by a Committee that shall consist of members appointed by the Board. Members of the Committee may be Participants in this Plan. The Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (b) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Employer.
9.2. Administration Upon Change In Control. Upon and after the occurrence of a Change in Control, the “Administrator” shall be an independent third party selected by the trustee of the Trust and approved by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to, benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must: (a) pay all reasonable administrative expenses and fees of the Administrator; (b) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (c) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the death or Termination of Service of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the trustee of the Trust only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

9.3. Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.
9.4. Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
9.5. Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, and any Member to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Member or the Administrator.
9.6. Employer Information. To enable the Committee and/or Administrator to perform its functions, the Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the, death or Termination of Service of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.
ARTICLE X
OTHER BENEFITS AND AGREEMENTS
10.1. Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of the Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE XI
CLAIMS PROCEDURES
11.1. Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
11.2. Notification of Decision. The Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:
(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
(b) that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i) the specific reason(s) for the denial of the claim, or any part of it;
(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
(iv) an explanation of the claim review procedure set forth in Section 12.3 below.
11.3. Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
(a) may review pertinent documents;
(b) may submit written comments or other documents; and/or
(c) may request a hearing, which the Committee, in its sole discretion, may grant.
11.4. Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one-hundred-twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a) specific reasons for the decision;
(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and
(c) such other matters as the Committee deems relevant.
11.5. Legal Action. A Claimant’s compliance with the foregoing provisions of this Article XI is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
ARTICLE XII
TRUST
12.1. Establishment of the Trust. The Company shall establish the Trust, and shall at least annually transfer over to the Trust such assets as the Company determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts for Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer. The Trust shall remain part of the Company’s general assets and no Participant or Beneficiary claiming payments under the Plan shall have any right, title or interest in the Trust.
12.2. Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants, Beneficiaries and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.

12.3. Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement.
12.4. Distributions From the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust. Any such distribution shall reduce the Company’s obligations under this Plan.
ARTICLE XIII
MISCELLANEOUS
13.1. Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
13.2. Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
13.3. Employer’s Liability. The Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.
13.4. Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
13.5. Continued Board Service. Nothing in this Plan shall be construed as conferring any right upon any Participant to continuance as a member of the Board.
13.6. Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to, taking such physical examinations as the Administrator may deem necessary.
13.7. Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
13.8. Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.9. Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the Commonwealth of Virginia.
13.10. Notice. Any notice or filing required or permitted to be given to the Administrator or the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Alion
Attention: Stacy Mendler
1750 Tysons Boulevard, Suite 1300
McLean, VA 22102
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
13.11. Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
13.12. Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
13.13. Incompetent. If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
13.14. Court Order. The Administrator is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Administrator, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.
13.15. Trust. If the Trust terminates and benefits are distributed from the Trust to a Participant, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.
13.16. Legal Fees To Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new Members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed as of November 13, 2007, and certifies that the foregoing Plan was duly adopted by the Board of the Company on that date.

Alion Science and Technology Corporation

By:	/s/ Bahman Atefi Chief Executive Officer